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          EXHIBIT 11 - STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                 THE BARBERS, HAIRSTYLING FOR MEN & WOMEN, INC.


                                                Three Months Ended       Nine Months Ended
                                              June 27,      June 29,    June 27,     June 29,
                                                1996         1995         1996         1995
                                             ----------   ----------   ----------   ----------
EARNINGS PER SHARE:
Average shares outstanding                    1,701,473    1,690,199    1,696,619    1,685,345

Neteffect of dilutive stock options and
   warrants -- based on the treasury stock
   method using average market price            137,583       74,295      127,019       65,440
                                             ----------   ----------   ----------   ----------
Total                                         1,839,056    1,764,494    1,823,638    1,750,785
                                             ==========   ==========   ==========   ==========

Net income                                   $  285,466   $  248,488   $  723,745   $  571,586
                                             ==========   ==========   ==========   ==========

Net income per share of Common
   Stock                                     $     0.16   $     0.14   $     0.40   $     0.33
                                             ==========   ==========   ==========   ==========

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